Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of Hudson Valley Holding Corp. of our report dated March 16, 2010, relating to the consolidated financial statements of Hudson Valley Holding Corp., and the effectiveness of internal control over financial reporting of Hudson Valley Holding Corp., which report is included in Form 10-K of Hudson Valley Holding Corp. for the year ended December 31, 2009.

/s/ Crowe Horwath LLP

Crowe Horwath LLP

Livingston, New Jersey
June 1, 2010